SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                FORM 8-K

                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  September 30, 2000

                        INTERCOUNTY BANCSHARES, INC.
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




            OHIO                    0-23134              31-1004998
---------------------------    -------------------   --------------------
(State or other jurisdiction  (Commission File No.) (IRS Employer I.D. No.)
     of incorporation)


            48 N. South Street, Wilmington, Ohio           45177
           ----------------------------------------      ----------
          (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code:  (937) 382-1441

Item 5.  Other Events.

     In the last few days of the month of September, 2000, InterCounty Bancshares, Inc. (Company), restructured a portion of its securities portfolio and increased its provision for loan losses. Both of these items will have a significant negative impact on Company third quarter net income and year 2000 net income.

     The restructuring of the securities portfolio involved the sale of $38.0 million of long-term fixed-rate securities with a weighted average life of 7.3 years and a weighted average yield of 6.27%, resulting in an after-tax loss of $1.37 million. A portion of the proceeds of the sale, $26.7 million, was reinvested in similar securities with a weighted average life of 5.3 years and a weighted average yield of 7.33%. Another $10 million was used to purchase Bank Owned Life Insurance (BOLI) with a cash surrender value that increases during the first year at a tax-equivalent yield of 9.97% and increases during future years at an adjustable rate.

     The restructuring is expected to increase pre-tax income by $542,000 in 2001 and continue to increase earnings in future years. Another important result of the restructuring was to reduce the interest rate risk of The National Bank and Trust Company (Bank), the Company's wholly owned subsidiary, by shortening the weighted average maturity of the Bank's assets and reducing the fixed rate assets with maturities over five years as a percentage of total assets from 31.8% to 27.8%.

     Additionally, the Bank has become aware of business problems being experienced by a longstanding Bank customer. The customer has outstanding loan balances with the Bank of approximately $6.1 million, $4.3 million of which has an 80% guarantee by a U.S. Government agency. Repayment of the portion of the $4.3 million loan that is not guaranteed and the other $1.8 million loan is uncertain. Although interest payments on the loans are current, the Bank does not anticipate collecting all amounts due under the contractual terms of the loan agreements. The Bank has recorded a $725,000 provision for loan losses in the third quarter, a portion of which has been recorded in anticipation of potential losses on these loans. Due to the early stage of this situation, the ultimate loss to the Bank, if any, cannot be determined.

     Partially offsetting the negative effects of the securities loss and the additional provision for loan loss, certain performance related officer bonus expense and retirement plan expense will be decreased by $500,000 for 2000, of which $350,000 was reduced in the third quarter.

                               SIGNATURES
                               ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     INTERCOUNTY BANCSHARES, INC.



                                     By: \s\ Charles L. Dehner
                                         ----------------------
                                         Charles L. Dehner
                                         Executive Vice President,
                                           Chief Financial Officer


Date:  October 4, 2000